Issuer Free Writing Prospectus

(Relating to Preliminary Prospectus Supplement

Dated September 12, 2013)

Filed Pursuant to Rule 433(d)

Registration No. 333-190862

MIDAMERICAN ENERGY COMPANY

FINAL PRICING TERM SHEET

September 12, 2013

Issuer:	MidAmerican Energy Company

Legal Format:	SEC-Registered

Issue:	2.40% First Mortgage Bonds due 2019 (the “2019 bonds”)

3.70% First Mortgage Bonds due 2023 (the “2023 bonds”)

4.80% First Mortgage Bonds due 2043 (the “2043 bonds”)

Ratings*:	Aa3 / A / A+

Offering Size:	$350,000,000 in aggregate principal amount (2019 bonds)

$250,000,000 in aggregate principal amount (2023 bonds)

$350,000,000 in aggregate principal amount (2043 bonds)

Coupon and Coupon Payment Dates:	2.40% per annum, payable semi-annually on each March 15 and September 15, commencing March 15, 2014 (2019 bonds)

3.70% per annum, payable semi-annually on each March 15 and September 15, commencing March 15, 2014 (2023 bonds)

4.80% per annum, payable semi-annually on each March 15 and September 15, commencing March 15, 2014 (2043 bonds)

Trade Date:	September 12, 2013

Settlement Date:	September 19, 2013

Maturity Date:	March 15, 2019 (2019 bonds)

September 15, 2023 (2023 bonds)

September 15, 2043 (2043 bonds)

Treasury Benchmark:	1.500% due August 31, 2018 (2019 bonds)

2.500% due August 15, 2023 (2023 bonds)

2.875% due May 15, 2043 (2043 bonds)

US Treasury Yield:	1.711% (2019 bonds)

2.910% (2023 bonds)

3.880% (2043 bonds)

Spread to Treasury:	+70 basis points (2019 bonds)

+83 basis points (2023 bonds)

+95 basis points (2043 bonds)

Re-offer Yield:	2.411% (2019 bonds)

3.740% (2023 bonds)

4.830% (2043 bonds)

Price to Public:	99.944% (2019 bonds)

99.670% (2023 bonds)

99.528% (2043 bonds)

Optional Redemption:	Make Whole Call at a discount rate of Treasury + 12.5 basis points prior to February 15, 2019 and at 100% of principal amount on and after February 15, 2019 (2019 bonds)

Make Whole Call at a discount rate of Treasury + 15 basis points prior to June 15, 2023 and at 100% of principal amount on and after June 15, 2023 (2023 bonds)

Make Whole Call at a discount rate of Treasury + 15 basis points prior to March 15, 2043 and at 100% of principal amount on and after March 15, 2043 (2043 bonds)

Joint Bookrunning Managers:	Barclays Capital Inc., J.P. Morgan Securities LLC, RBS Securities Inc., BNP Paribas Securities Corp., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc.

Co-Managers:	Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., Lloyds Securities Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC and SMBC Nikko Securities America, Inc.

CUSIP:	595620 AJ4 (2019 bonds)

595620 AK1 (2023 bonds)

595620 AL9 (2043 bonds)

ISIN:	US595620AJ40 (2019 bonds)

US595620AK13 (2023 bonds)

US595620AL95 (2043 bonds)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBS Securities Inc. toll-free at 1-866-884-2071.